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                                        [LOGO]


                                        BYLAWS

                                          OF

                             AMERICAN CRYSTAL SUGAR COMPANY

                                       ARTICLE I
                                      SHAREHOLDERS

SECTION 1. QUALIFICATIONS TO BECOME A COMMON SHAREHOLDER. Any person, firm, partnership, or corporation who is a bona fide sugarbeet farm operator in the territory in which the corporation is engaged in business and who agrees to purchase securities of this corporation and to abide by its Articles of Incorporation and Bylaws, may, upon approval of the board of directors, become a common shareholder of this corporation. The term Operator shall mean the person, firm, partnership or corporation who is the legal owner of the sugarbeet crop, who has a majority financial interest in the crop and who has general control of the sugarbeet operations on the farm where the sugarbeet crop is grown and who is a "bona fide farmer" eligible to borrow from Federal Land Banks as the term is defined in the United States Farm Credit Administration regulations.

SECTION 2. PURCHASE OF SECURITIES. To become a common shareholder of this corporation an eligible person, firm, partnership or corporation must purchase one share of common stock of this corporation and further purchase the preferred stock of this corporation in an amount prescribed by the corporation's board of directors, which amount will be prescribed in proportion to the acreage of sugarbeets which the common shareholder from time to time places under contract with the corporation.

SECTION 3. BASE ACREAGE. The acreage contracted with a common shareholder for the crop year 1974 shall be his "base acreage." Thereafter, contracted acreage increases shall be distributed among existing and new common shareholders in a manner deter-

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mined by the board of directors. The initial acreage contracted to a new common shareholder shall be his "base acreage." Any additional contracted acreage received by a common shareholder through board distribution and any contracted acreage acquired by a common shareholder through board approved transfer of preferred stock shall serve to increase his "base acreage." Any decreases determined by the board of directors to be necessary to reduce the total "base acreage" shall be a uniform percentage decrease in the base acreage of each common shareholder except as otherwise determined by law or regulation. Upon the subsequent availability of additional acreage, any such percentage decrease in the "base acreage" shall be restored, prior to the distribution of discretionary increases as authorized above. The term "contracted acreage" shall not include overplants authorized by the corporation.

SECTION 4. SALE AND TRANSFER OF SHARES. Whenever any shareholder desires to sell his common and preferred stock, he shall first offer it to the corporation for purchase by the corporation at the par value thereof. In the event such stock is not purchased by the corporation within thirty days after receipt of a written notice from the shareholder offering the said stock for sale, then the shareholder may sell said stock to any person, firm, partnership or corporation who will fall within the definition of "operator" as set forth in these bylaws. Said sale and transfer of stock shall be approved by the board of directors if:

  (a) The transfer is to a person, firm, partnership, or corporation who, in the judgment of the board of directors, meets the United States Department of Agriculture, Agricultural Stabilization and Conservation Service new producer rating criteria as either "outstanding" or "well qualified",

  (b) The location of the land upon which the transferee proposes to grow the beets, in the judgment of the board of directors, does not disrupt the beet delivery system and does not increase the beet delivery costs to the corporation,

  (c) The transfer does not, in the judgment of the board of directors, create an uneconomic beet growing unit, and

  (d) The transfer is not, in the judgment of the board of directors, detrimental to the best interests of the corporation.

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A mortgage, pledge, or hypothecation of shares shall not be considered a sale or transfer and such mortgage, pledge or hypothecation including the subsequent foreclosure thereof or transfer to the secured party in lieu of foreclosure, shall be deemed complete, if otherwise complete, without the necessity of approval of the board of directors. Transfer of ownership of shares to the secured party through foreclosure or transfer in lieu of foreclosure shall not render the secured party an operator as to the acres of sugarbeets under a contract supported by those preferred shares. Such secured party is a shareholder for the purposes of this Section 4 Article I.

SECTION 5. INELIGIBILITY OF A COMMON SHAREHOLDER. Whenever the board of directors, by resolution, finds that a common shareholder has become ineligible to be such, the board may refund to such common shareholder or his legal representative, the par value of the common stock held by such shareholder and, upon such payment, said common shareholder shall cease to have voting rights in this corporation. Such resolution may only be adopted by the board of directors at a meeting, 20 days written notice of which was served upon the common shareholder alleged to be ineligible by United States Certified Mail. Said notice shall state with particularity the grounds upon which the common shareholder is alleged to be ineligible and such common shareholder shall be entitled to be heard thereon. A common shareholder may be found to be ineligible by reason of:

  (a)  Failure to meet the operator definition of Article I, Section 1, or

  (b)  Failure to abide by the Articles and Bylaws of this corporation, or

  (c)  Failure to abide by the terms of the marketing agreement, or

  (d) Failure to abide by the corporation's agriculture regulations and policies.

SECTION 6. REDEMPTION OF PREFERRED STOCK. No shareholder shall have any right whatsoever to require the redemption of his preferred stock in this corporation, and such redemption or retirement of preferred stock shall be as authorized, from time to time, by the board of directors.

SECTION 7. LIEN ON SHARES. This corporation shall have a lien on all of its issued common and preferred

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stock for all indebtedness of the holders thereof to the corporation. The board of directors may subordinate this lien to other indebtedness secured by said stock.

                                 ARTICLE II
                             SHAREHOLDER MEETINGS

SECTION 1. ANNUAL MEETING. The annual meeting of the common shareholders of this corporation shall be held on a date to be determined by the board of directors in December of each year at such place within or without the State of Minnesota as the board of directors may designate in the notice of the meeting. Written notice of meetings of the common shareholders shall be given to each common shareholder by mail at his last known post office address as the same appears upon the books and records of this corporation, which notice properly addressed, shall be placed in the United States Mail not less than fifteen (15) days prior to the date of the meeting.

SECTION 2. SPECIAL MEETINGS. Special meetings of the common shareholders may be called by a majority vote of the directors of the corporation or upon the written petition of at least twenty (20) percent of common shareholders, in which case it shall be the duty of the president to cause due notice of the meeting to be given. Notice of a special meeting of common shareholders shall state the time, place and purpose of the special meeting and shall be issued within ten (10) days from and after the date of presentation of such a petition, and the special meeting shall be held within thirty (30) days from and after the date of the presentation of such a petition. Mailed notice of a special meeting shall be given in the same manner as prescribed for a notice of a regular meeting of common shareholders.

SECTION 3. MAIL VOTING. Any common shareholder who is absent from any meeting of the common shareholders may vote by mail on the ballot hereinafter prescribed, upon any motion, resolution or amendment which the board of directors may in its discretion submit to the common shareholders for vote by them. Such ballot shall be in the form prescribed by the board of directors and shall contain the exact text of the proposed motion, resolution or amendment to be acted upon at such meeting and the date of the meeting; and shall also contain spaces opposite the text of such motion, resolution or amendment in which such common shareholder may indicate his affirmative or negative vote thereon. Such common shareholder shall

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express his choice by making an "x" in the appropriate space upon such ballot. Such ballot shall be signed by the common shareholder and when received by the secretary of the corporation, shall be accepted and counted as the vote of such absent common shareholder at such meeting.

SECTION 4. QUORUM. At any regular, special or factory district meeting of the common shareholders, the quorum necessary to the transaction of business shall be ten percent of the total number of common shareholders entitled to vote at such meeting, present in person or by mailed votes. Should the number of common shareholders entitled to vote at such meeting exceed the number of 500, then in that event, 50 common shareholders present in person or by mail votes shall constitute a quorum. The fact of a quorum shall be established by a registration of the common shareholders of the corporation present at such meeting, which registration shall be verified by the president and secretary of the corporation or the presiding officer of a factory district meeting, as the case may be, and shall be reported in the minutes of the meeting.

SECTION 5. PROXY OR CUMULATIVE VOTING. No proxy or cumulative voting shall be allowed at any meeting of the common shareholders of this corporation.

                                  ARTICLE III
                                   DIRECTORS

SECTION 1. FACTORY DISTRICTS. The election of directors of this corporation shall be by factory districts. There shall be five factory districts which shall be geographically described as designated on the master factory district map on file in the company's main office, a reduced copy of which is attached hereto and made a part hereof. Additional factory districts may be established by amendment to these Bylaws.

SECTION 2. NUMBER OF DIRECTORS. The board of directors of this corporation shall consist of three directors from each of the factory districts.

SECTION 3. ELECTION OF DIRECTORS. The board of directors shall call factory district meetings of the common shareholders belonging to that factory district to be held at least seven days prior to the annual common shareholders' meeting. The factory district meetings shall be presided over by the president of the factory district organization if such organization exists or if such organization does not exist, the incumbent director whose term of office is the last to expire, except that

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the board of directors shall designate the person to preside over a factory district meeting when such an incumbent director is not available. The notice of said factory district meetings shall be given by mail in the same fashion as notice of common shareholders' meetings specified in Article II, Section 1, of these bylaws. Directors shall be elected by ballot at said factory district meetings. Nominations for director may be made by petition signed by at least ten members and submitted to the secretary at least five days prior to the date of the district meeting. The secretary shall prepare ballots, containing such nominations, for distribution at the district meetings. Nominations may also be made from the floor at the factory district meetings and space shall be provided on the ballots for nominations from the floor.

SECTION 4. QUALIFICATIONS OF DIRECTORS. A common shareholder shall belong to and vote in the factory district where he resides. A common shareholder who is other than a natural persons shall belong to and vote in the factory district where such common shareholder has its principal place of business. In appropriate cases, the board of directors may, upon request of a common shareholder, assign such common shareholder a different factory district. The determination of the board of directors as to a shareholder's factory district shall be in all respects, conclusive. Common shareholder lists by factory district shall be made available to common shareholders thirty (30) days prior to the Annual Meeting, upon request therefor to the board of directors. Directors representing a factory district shall be elected from among the common shareholders or representatives of such shareholders who are other than natural persons, belonging to that district. If eligible for election under this section when elected, a director shall remain eligible to serve out the term for which elected, notwithstanding a change in his factory district. No common shareholder who contracts for the delivery of sugarbeets to any processor other than this corporation shall be eligible to serve on the board of directors of this corporation. No person shall serve more than four (4) consecutive three (3) year terms as a director.

SECTION 5. TERMS OF DIRECTORS. Directors' terms shall be three years and one director shall be elected each year from each factory district.

SECTION 6. COMMENCEMENT OF TERM. Directors who are elected at the factory district meetings shall take office immediately at the close of the next annual meeting and shall hold office until their successors are duly elected and qualified.

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SECTION 7. ELECTION OF OFFICERS. Promptly following each annual common shareholder's meeting, the board of directors shall convene and organize. It shall elect from its membership, a chairman and one or more vice chairmen. The board shall also elect a president, one or more vice presidents, a secretary, a treasurer and such additional officers deemed necessary, none of whom need be directors or shareholders of this corporation. Any officer elected by the board of directors may be removed by the board for cause.

SECTION 8. QUORUM. A quorum for meeting of the board of directors shall be a majority of the directors. A majority vote of the directors present (a quorum being present) shall decide all questions except where a greater vote is expressly required by law or these bylaws.

SECTION 9. VACANCIES. The common shareholders of a factory district shall have the power at any regular or special common shareholders' meeting (whether a factory district meeting or otherwise) to remove for cause, a director representing that factory district and to fill the vacancy caused by such removal from among the common shareholders of that factory district or representatives of such shareholders who are other than natural persons. A vacancy in the board occurring in any other manner may be filled from among the common shareholders of the proper factory district or representatives of such shareholders who are other than natural persons, by appointment by a majority vote of the directors then in office. The person so appointed shall serve until the next annual or special meeting of the common shareholders of that factory district when a successor shall be elected to serve out the unexpired regular term of said directorship.

SECTION 10. MEETING. The board of directors shall meet at such time and upon such notice as the board may prescribe. Any business may be transacted at any meeting of the board of directors without the specification of such business in the notice of the meeting.

SECTION 11. COMPENSATION. Directors may be compensated for their services as directors, rendered to the corporation, as authorized by the board of directors. They shall receive expenses incurred in the performance of their duties to the corporation.

SECTION 12. AUTHORITY OF DIRECTORS. The directors are authorized to:

  (a) Employ and at their pleasure, remove, all agents and employees of the corporation and to fix their

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       compensation, prescribe their duties and enter into employment contracts of any kind not specifically prohibited by the members.

  (b) Conduct, manage and control the business affairs of the corporation and make rules and regulations for the guidance of the officers, agents and employees of the corporation.

  (c) Incur indebtedness and to direct and authorize the president, vice president, treasurer, and secretary or any or all of them to execute on behalf of the corporation, any contracts, notes, mortgages, evidences of indebtedness, or other legal documents.

  (d) Require all officers, agents and employees charged by the corporation with responsibility for the custody of any of its funds or property to give adequate bonds, such bonds, unless cash security is given, shall be furnished by a responsible bonding company and approved by the board and the cost thereof shall be paid by the corporation. The board shall provide for the adequate insurance of the property of the corporation or property which may be in the possession of the corporation, or stored by it, and not otherwise adequately insured. In addition, the board shall provide adequate insurance covering liability for accidents to all employees and the public.

  (e) Have installed and maintained an adequate system of accounts and records. At least once a year the board shall obtain the services of a competent and disinterested public auditor or accountant who shall audit the books and accounts of the corporation and render a report in writing thereon, which report shall be submitted to the common shareholders of the corporation at their annual meeting. This report shall include at least a balance sheet, an operating statement and a source and application of funds statement for the fiscal period under review.

  (f) Do all other things permitted by law and not prohibited by these bylaws.

SECTION 13. INFORMAL MEETINGS. The chairman of the board of directors shall call two informal meetings of the board of directors each year to which shall be invited the factory district boards of directors of the Red River Valley Sugarbeet Growers Association.

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                                  ARTICLE IV
                               OFFICERS' DUTIES

SECTION 1. CHAIRMAN OF THE BOARD. The chairman of the board of directors shall have supervision of the general policy of the corporation as such policy is from time to time determined by the board of directors. He shall preside at all meetings of shareholders and of the board of directors. He shall call meetings of the board of directors as he deems necessary or desirable and when required to do so by law, the Articles of Incorporation or these Bylaws.

SECTION 2. VICE CHAIRMEN OF THE BOARD. The vice chairmen of the board of directors shall, when necessary because of the chairman's death, absence or inability to act, exercise all the powers and perform all the duties of the chairman of the board. Should the board of directors elect more than one vice chairman of the board, they shall be designated by the numerical order in which they succeed to the duties of the chairman of the board.

SECTION 3. PRESIDENT. The president shall be the chief executive officer of the cooperative corporation in all its operations subject to the control of the board. He shall do and perform all acts incident to the position of president authorized or required by the board, law, Articles of Incorporation or these Bylaws.

SECTION 4. THE VICE PRESIDENTS. The vice presidents shall have such powers and perform such duties as the board of directors may prescribe for those offices and as the president may delegate to those positions.

SECTION 5. SECRETARY. The secretary shall keep or cause to be kept complete minutes of each meeting of the members and of the board of directors and of any committees of the board. He shall be the custodian of the corporate records and of the seal thereof, shall supervise the preparation and service of all notice of meetings as required by law or by these Bylaws, shall submit such secretarial reports at the annual and other meetings of the shareholders and directors as required by the board of directors, and shall execute those documents directed to be executed by the board of directors and shall perform such other duties as the board of directors may prescribe for that office and as the president may delegate to that position.

SECTION SIX. TREASURER. The treasurer shall have custody and control of all of the funds and securities of the corporation, shall have authority to deposit monies of the

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porations in depositories selected by it, shall keep or cause to be kept full and accurate accounts of the receipts and disbursements of the corporation, shall execute those documents directed to be executed by the board of directors and shall perform such other duties with respect to finances as the board of directors may prescribe for that office and as the president may delegate to that position through the chief financial officer of the company.

                                ARTICLE V
                                PATRONAGE

SECTION 1. NET INCOME. That portion of the net income of this corporation resulting from business done with members shall be distributed annually on the basis of dollar volume of patronage, in cash or in the form of credits in patronage credit accounts set up on the books of the corporation. Distribution of patronage shall be made as soon as practicable after the close of each fiscal year and written notice thereof shall be sent to each shareholder showing the total amount of distribution made to him and the manner of such distribution, setting forth the amount distributed in cash and in credits.

SECTION 2. QUALIFIED PATRONAGE DISTRIBUTION AND CONSENT BYLAW. When, in the discretion of the board of directors, all or a portion of the net income distributed to members pursuant to Section 1 hereof, should be qualified for exclusion from the taxable income of the corporation pursuant to 26 U.S.C.
1382 (Internal Revenue Code), it shall so declare by resolution, specifying the portion to be so qualified and thereafter, there shall be paid to the corporation's shareholders entitled thereto, in cash prior to eight and one-half months after the close of the corporation's fiscal year, at least 20 percent (20%) of that portion of the patronage dividend distribution so designated by the board of directors for qualification. In such event, each shareholder of this corporation shall, by the act of continuing as a shareholder, and by that act alone, consent that the amount of any distributions with respect to the patronage of this corporation qualified pursuant to this Section, which are made in written notices of allocation (as defined in 26 U.S.C. 1388) and which are received by him from the corporation, will be taken into account by him at the stated dollar amount in the manner provided in 26 U.S.C. 1385 in the taxable year in which such written notices of allocation are received by him. The purpose of this consent Bylaw is to make patronage distribution pursuant to this Section qualified written notices of allocation within the meaning of the United States Internal Revenue Code.

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SECTION 3. NONQUALIFIED PATRONAGE DISTRIBUTION. When, in the discretion of the board of directors, all or a portion of the net income of this corporation distributed to members pursuant to Section 1 hereof, should not be qualified for exclusion from this corporation's taxable income pursuant to 26 U.S.C. 1382, the board of directors shall so declare by resolution, specifying the portion to which qualification shall not apply and upon the adoption of such resolution, the provisions of Section 2 of this Article shall not apply to such portion of the patronage distribution.

SECTION 4. RETIREMENT OF PATRONAGE. Whenever in the discretion of the board of directors, the capital represented by patronage is found to be in excess of the amount needed for the operation of the business, such excess may be distributed in cash; and when paid in cash, it shall be the general policy to pay the oldest outstanding patronage first, except that the board of directors may determine to pay either the oldest outstanding qualified patronage or the oldest outstanding nonqualified patronage or a portion of each to facilitate corporate purposes. At the discretion of the board of directors, a shareholder's patronage may be paid in cash in other than the regular order when such patronage is carried on the books of the corporation in respect of a deceased person or when earlier payments of individual amounts will facilitate the corporation's records, aims, purposes and good will. Patronage shall be redeemed only when such redemption is not in violation of any agreements entered into by the corporation.

SECTION 5. TRANSFER OF PATRONAGE. Patronage shall not be transferred except with the approval and consent of the board of directors.

                                  ARTICLE VI
                                 UNIT RETAINS

SECTION 1. UNIT RETAIN. The corporation, by action of its board of directors, may require investment in its capital in addition to the investments from retained patronage. These investments shall be direct capital investments from a retain on a per ton basis of sugarbeets purchased from its common shareholders, not to exceed 10 percent (10%) of the weighted average gross per ton payment for beets delivered to the corporation (calculated by dividing the total dollar amount required for beet payments by the number of net tons delivered). The unit retain, if required, shall be made on all sugarbeets delivered, in the same amount per ton. Each shareholder, by continuing to be such, agrees that he will invest in the capital of this corporation as

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prescribed in this Article. Such investments shall be accounted for separately in a unit retain account set up on the books of the corporation.

SECTION 2. QUALIFIED UNIT RETAIN AND CONSENT BYLAW. Each shareholder of this corporation by the act of continuing as a shareholder and by that act alone agrees that the amount of any unit retain charged him as provided in this Article and qualified by appropriate action of the corporation pursuant to 26 U.S.C. 1388 will be taken into account by him at its stated dollar amount in the manner provided in 26 U.S.C. 1385 and will be reported by him in his income tax returns for the taxable year in which qualified written notice of such retain is received by him. The purpose of this consent Bylaw is to make such a unit retain described in this Section 2 a "qualified per unit retain" within the meaning of the United States Internal Revenue Code.

SECTION 3. NONQUALIFIED UNIT RETAIN. When, in the discretion of the board of directors, all or a portion of any unit retain charged as provided in this Article should not be qualified for exclusion from this corporation's taxable income pursuant to 26 U.S.C. 1382, the board of directors shall so declare by resolution, specifying the portion to which qualification shall not apply and upon the adoption of such resolution, the provisions of Section 2 of this Article shall not apply to such portion of the unit retain.

SECTION 4. RETIREMENT OF UNIT RETAINS. Whenever in the discretion of the board of directors the capital represented by the unit retain is found to be in excess of the amount needed for the operation of the business, then it shall distribute such excess in cash, and when paid in cash it shall be the general policy to pay the oldest outstanding unit retains first except that the board of directors may determine to pay either the oldest outstanding qualified unit retains or the oldest outstanding nonqualified unit retains or a portion of each to facilitate corporate purposes. At the discretion of the board of directors, unit retains may be paid in cash in other than the regular order when such retains are carried on the books of the corporation in respect of a deceased person, or when earlier payment of other individual amounts will facilitate the corporation's records, aims, purposes and good will. Unit retains shall be redeemed only when such redemption is not in violation of any agreements entered into by the corporation.

SECTION 5. TRANSFER OF UNIT RETAINS. Unit retains shall not be transferred except with the approval and consent of the board of directors.

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                                  ARTICLE VII
                                   LOSSES

That portion of any net loss of this corporation resulting from business done with members shall be distributed to shareholders on the basis of dollar volume patronage for the year of the loss or shall be charged to unallocated surplus as the board of directors may determine. Should the board of directors determine to distribute the loss to shareholders on the basis of dollar volume of patronage such loss shall be charged to shareholders' accounts as the board of directors may determine to be fair and equitable.

                               ARTICLE VIII
                               NON-PATRONAGE

All amounts received by the corporation from non-patronage sources, in excess of costs and expenses related to such non-patronage sources, or net income derived from business done by persons who are not common shareholders, net of taxes thereon, shall become property of the corporation.

                                 ARTICLE IX
                                 FISCAL YEAR

The fiscal year of this corporation shall commence on the first day of September in each year and shall end on the last day of the following August in each year.

                                 ARTICLE X
                     INDEMNIFICATION OF CORPORATE AGENTS

The corporation shall to the full extent permitted or required by Minnesota Statute Section 300.082 and Acts amendatory thereof or supplementary thereto, and in the manner set forth therein, indemnify any director, officer, employee or agent of the corporation against his expenses, including attorney's fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with any proceedings involving such director, officer, employee or agent of the corporation by reason of his being or having been such director, officer, employee or agent.

                                   ARTICLE XI
                                   DISSOLUTION

Upon dissolution, after (1) all debts and liabilities of the corporation shall have been paid, (2) the par value of the preferred shareholders' shares returned, (3) all

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capital furnished through patronage and unit retains shall have been retired without priority as to year on a pro rata basis, (4) all paid-in surplus theretofore allocated to particular shareholders or former shareholders has been returned and (5) the par value of common shareholders' shares returned, the liquidated value of the remaining property and assets of the corporation shall be distributed among the preferred shareholders in proportion to the preferred stock held by each. In the event that the liquidated value of the remaining property and assets of the corporation after satisfying all debts and liabilities shall be insufficient to satisfy items (2) through (5) above, such items shall be satisfied in the order stated before making a distribution of the next item.

                                 ARTICLE XII
                                 AMENDMENTS

These bylaws may be amended at any regular or special meeting at which a quorum is registered as being present or represented by mail vote, by a majority of the shareholders so present or represented by mail vote, where the notice of such meeting contains a summary statement of the proposed amendment.

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                                        NOTES









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